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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-92906) pertaining to the Second Amended and Restated Stock Option Plan of Standard Management Corporation, the Registration Statement (Form S-8 No. 333-41119) pertaining to the Amended and Restated Stock Option Plan of Standard Management Corporation and the Registration Statement (Form S-8 No. 333-41117) pertaining to the Standard Management Corporation Savings Plan, of our report dated February 9, 2001, with respect to the consolidated financial statements and schedules of Standard Management Corporation and subsidiaries, as amended, included in this Form 10-K/A for the year ended December 31, 2000.

                                           /s/ Ernst & Young LLP



Indianapolis, Indiana
July 23, 2001